Exhibit 99


                    PROTECTIVE ANNOUNCES RECORD 3Q99 EARNINGS

BIRMINGHAM, Alabama (October 26, 1999) Protective Life Corporation (NYSE:PL) announced third quarter results today. The Company's diluted operating income was a record $.61 per share, a 17% increase over the $.52 per share last year. In the first nine months of 1999, the Company's diluted operating income was $1.74 per share, a 17% increase over the $1.49 per share last year.

Drayton Nabers, Jr., Chairman and Chief Executive Officer of the Company, stated: "We are very pleased with our results in the third quarter and year to date. Our growth, both in earnings and sales, is well distributed and our pending acquisition should contribute to our momentum."

Diluted net income was $.57 per share in the 1999 third quarter compared to $.52 per share last year, and $1.67 per share for the first nine months of 1999 compared to $1.51 per share last year. Consolidated net income was $37.3 million in the 1999 third quarter compared to $33.5 million last year, and $110.4 million for the first nine months of 1999 compared to $96.0 million last year.

At September 30, 1999, the Company's assets were approximately $12.5 billion. Share-owners' equity per share was $15.17 excluding $1.31 per share of unrealized investment losses resulting from marking the Company's securities to market value.

Operating return on average equity for the twelve months ending September 30, 1999, was 16.5%.

THIS RELEASE INCLUDES "FORWARD-LOOKING STATEMENTS" WHICH EXPRESS EXPECTATIONS OF FUTURE EVENTS AND/OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THE COMPANY CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO EXHIBIT 99 OF THE COMPANY'S MOST RECENT FORM 10-Q FOR MORE INFORMATION ABOUT FACTORS WHICH COULD AFFECT FUTURE RESULTS.

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